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                                                                 Exhibit 10.16.2

                  THIS OPTION AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL SECURITIES LAWS. THIS OPTION MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO THE TERMS HEREOF. THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE HEREOF MAY NOT BE OFFERED OR SOLD, PLEDGED (EXCEPT A PLEDGE PURSUANT TO THE TERMS OF WHICH ANY OFFER OR SALE UPON FORECLOSURE WOULD BE MADE IN A MANNER THAT WOULD NOT VIOLATE THE REGISTRATION PROVISIONS OF FEDERAL OR STATE SECURITIES LAWS) OR OTHERWISE DISTRIBUTED FOR VALUE, NOR MAY THE SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF BE TRANSFERRED ON THE BOOKS OF THE COMPANY, WITHOUT AN OPINION OF COUNSEL, CONCURRED IN BY COUNSEL FOR THE COMPANY, THAT NO VIOLATION OF SAID REGISTRATION PROVISIONS WOULD RESULT THEREFROM.

                                 OTHER AGREEMENT

                  THIS OPTION AGREEMENT (this "Agreement"), dated as of December 29, 1997, is entered into by and between CD Radio Inc., a Delaware corporation (the "Company"), and ___________________ (the "Optionee").

                                    RECITALS

                  A. Pursuant to an agreement between the Company and the Optionee, dated October 21, 1992 (the "Advisory Agreement"), the Company granted Batchelder & Partners, Inc. ("B&P") an option (the "Original Option") to purchase 13,000 shares of the Company's common stock, $0.01 par value per share ("Common Stock") at an exercise price of $125.00 per share, in consideration of the B&P's providing financial advisory services to the Company; and

                  B. The Original Option now represents the right to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $6.25 per share.

                  C. Effective the date hereof, B&P has distributed the Option to six employees of B&P and has requested that the Company cancel the Original Option and issue new options (the "New Options") to effect such distribution. This Agreement represents one of the New Options.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                  1. Grant of Option. Subject to the terms and conditions hereof, the Company hereby confirms the grant to the Optionee of the right and option (the "Option") to purchase up to seventy-eight thousand seven hundred fifty-five (78,755)





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shares (the "Shares") of Common Stock at a price per share of $6.25 (the
"Exercise Price").

                  2. Vesting. The Option shall be exercisable immediately and be exercisable until the Termination Date.

                  3. Termination of Option. Optionee shall be entitled to exercise this Option to purchase any vested Shares through the close of business on April 9, 2000. Upon expiration of such three-year period, the right of Optionee to purchase such vested Shares shall terminate, to the extent that this Option shall not have been previously exercised to purchase such vested Shares.

                  4. Restrictions on Transfer and Exercise. This Option and the Shares issuable upon exercise thereof have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or the securities laws of any state of the United States. This Option may not be exercised and neither this Option or any portion thereof nor the Shares issuable upon exercise thereof may be offered or sold or otherwise distributed for value, nor may such securities be transferred on the books of the Company, without registration of the Shares issuable upon exercise of this Option under the 1933 Act and all applicable state securities laws or compliance with an exemption from such registration requirements, such compliance, at the option of the Company, to be evidenced by an opinion of counsel, concurred in by counsel for the Company, that no violation of said registration provisions would result therefrom. Subject to compliance with the preceding sentence, this Option or any portion thereof may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise) only to employees of B&P who are accredited investors within the meaning of Rule 501 of Regulation D under the 1933 Act (a "Permitted Transferee") and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon the sale or levy or any attachment of similar process upon the rights and privileges conferred hereby, this Option shall thereupon terminate and become null and void.

                  5. Investment Intent. By accepting the Option, the Optionee and each Permitted Transferee represents and agrees that none of the Shares purchased upon exercise of the Option will be distributed in violation of applicable federal and state laws and regulations. If requested by the Company, the Optionee and any Permitted Transferee shall furnish evidence satisfactory to the Company (including a written and signed representation letter and a consent to be bound by all transfer restrictions imposed by applicable law, legend condition or otherwise) to that effect, prior to delivery of the purchased Shares.

                  6. Exercise. This Option may be exercised in whole or in part by means of a written notice of exercise signed and delivered by the Optionee or any Permitted Transferee to the Company at the address set forth herein for notices to the





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Company. Such notice (a) shall state the number of Shares to be purchased and the date of exercise, and (b) shall be accompanied by payment of the full exercise price in cash, by certified or cashier's check.

                  7. Stock Dividend, Reorganization or Liquidation. If at any time after the date hereof (i) the Company shall be involved in a transaction described in Section 424(a) of the Internal Revenue Code of 1986, as amended (or any successor provision) or any "corporate transaction" described in the regulations thereunder; (ii) the Company shall declare a dividend payable in, or shall subdivide or combine, its Common Stock or (iii) any other event with substantially the same effect shall occur, the Company shall proportionately adjust the number of shares of Common Stock subject to the Option and/or the exercise price per share so as to preserve the rights of the Optionee substantially proportionate to the rights of the Optionee prior to such event.

                  The foregoing adjustments in the shares subject to the Option shall be made by the Company, or by the applicable terms of any assumption or substitution document. The grant of the Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or dissolve, to liquidate or to sell or transfer all or any part of its business or assets.

                  8. "Market Stand-Off" Agreement. The Optionee and each Permitted Transferee agree that during the 90-day period following the effective date of a registration statement of the Company filed under the 1933 Act for a Public Offering other than the Company's first Public Offering, the Optionee and each Permitted Transferee shall not, unless otherwise approved by the Company in writing, sell or otherwise transfer or dispose of any Shares held by such person at any time during such period. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares until the end of such period. The Optionee and each Permitted Transferee shall execute and deliver any agreement requested by the Company confirming this Agreement with respect to any particular Public Offering by the Company. For purposes of this Agreement, "Public Offering" shall mean an offering pursuant to an effective registration statement under the 1933 Act covering the sale by the Company to the public of Common Stock or securities convertible into or exchangeable for Common Stock in which the aggregate offering proceeds received by the Company (including proceeds held in escrow) equal or exceed ten million dollars ($10,000,000).

                  9. Professional Advice. The acceptance and exercise of the Option may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Optionee. Accordingly, the Optionee acknowledges that it has been advised to consult the Optionee's legal and tax advisor in connection with this Agreement and Optionee's dealings with respect to the Option.





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                                                                               4

                  10. Amendments. This Agreement may be amended only by a written instrument signed by the Company and the Optionee. In the event of any conflict between this Agreement and the Advisory Agreement, the terms, conditions and agreements contained in this Agreement shall control.

                  11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the District of Columbia without regarding to its conflict of laws principles to the contrary, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

                  12. Counterparts. This Agreement may be signed by the parties in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument notwithstanding the date of execution shall be deemed to bear the date as set forth above.

                  13. Notices. Any notice required or permitted to be made or given hereunder shall be mailed via certified or registered mail or delivered personally to the Company at its principal executive offices or to the Optionee at the address set forth below, or as changed from time to time by written notice to the other:

                           Optionee:        David H. Batchelder
                                            c/o Batchelder & Partners, Inc.
                                            4330 La Jolla Village Drive
                                            Suite 200
                                            San Diego, CA 92122

Notices and other communications shall be deemed received and effective upon the earlier of (i) hand delivery to the recipient, or (ii) five (5) days after being mailed by certified or registered mail, postage prepaid, return receipt requested. Either party





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may, by notice in writing, direct that future notices or demands be sent to a different address.

                  IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the date first above written.

CD RADIO INC.                                 OPTIONEE

By: /s/ Andrew J. Greenebaum                  By:
   --------------------------------           -------------------------------
Name:  Andrew J. Greenebaum
Title: Executive Vice President
       and Chief Finanical Officer







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